September 24, 2014

Ms. Jill Smith
129 North 30th Street
Camp Hill, PA 17011

LDN Research Group LLC
c/o 109 Columbus Ave. S
Lakewood, NJ 08701
Attention: Moshe Rogosnitzky

Re: License Agreement – Issuance of Cytocom Shares

Dear Jill and Moshe:

Reference is made to that certain License Agreement that each of you is entering into, dated as of even date herewith (the "Cytocom License Agreement") with Cytocom Inc. ("Cytocom") and TNI BioTech, Inc. ("TNI").

The purpose of this binding letter agreement is to memorialize: (i) the termination of your collective license agreement with TNI, dated December 24, 2012 (the "Original License Agreement"), and (ii) TNI's obligation to issue the Cytocom shares set forth below. For purposes of this letter agreement, the term "Licensor Parties" as used below shall refer to both you, Jill, personally and to LDN Research Group LLC.

Termination of Original License Agreement

Pursuant to Section 14.14 of the Cytocom License Agreement, each of the undersigned hereby acknowledges and agrees that, upon the full execution and delivery of the Cytocom License Agreement by the parties thereto together with this letter agreement, the Original License Agreement shall be terminated, void and no longer in effect, save those provisions therein which expressly survive any such termination, and the new license agreement shall concurrently go into effect.

Issuance of Cytocom Shares

Pursuant to Section 3.4 of the Cytocom License Agreement, TNI and Cytocom hereby covenant and agree that immediately upon the pay date/approval date (the "Pay Date") of the Cytocom spinoff transaction, as declared by the Financial Industry Regulatory Authority, the Licensor Parties will be issued such number of shares of Cytocom common stock as would be received by a holder of 1,000,000 shares of TNI common stock on September 30, 2014 (which in no event shall be less than One Million (1,000,000) shares of Cytocom common stock, par

value of $0.001 per share) (the "Cytocom Shares"). The Cytocom Shares will be held in book-entry with TNI's transfer agent and such transfer agent, after the Pay Date, will deliver to the Licensor Parties a statement evidencing their respective Cytocom Shares. The Cytocom Shares will be allocated between the Licensor Parties in accordance with the share allocation schedule set forth in Exhibit E of the Cytocom License Agreement. The Cytocom Shares will constitute additional consideration for the Patent Rights (as defined in the Cytocom License Agreement) licensed to Cytocom and other rights contained in such agreement that have been granted by the Licensor Parties. The sole restriction on such Cytocom Shares will preclude the Licensor Parties from selling such shares for a period of one year, provided the conditions of Rule 144 under the Securities Act of 1933, as amended, are satisfied, from their effective issuance date. The Licensor Parties shall be entitled to all of the other general stockholder rights associated with the Cytocom Shares.

Incorporation by Reference

The provisions set forth above are incorporated into, and represent material provisions of, the Cytocom License Agreement. This letter agreement, which is subject to the rights and obligations of the Cytocom License Agreement, may not be modified or amended without the prior written consent of the parties named below. In the event of a conflict between this letter agreement and the Cytocom License Agreement, the terms and conditions herein shall prevail.

The parties have caused this letter agreement to be executed as of the date set forth above.

Dr. Jill P. Smith
Jill P. Smith, MD
Jill P. Smith, MD (Sep 24, 2014)
Individually

LDN Research Group LLC
Moshe Rogosnitzky
By: Moshe Rogosnitzky (Sep 28, 2014)
Moshe Rogosnitzky, its Manager

TNI BioTech, Inc.

Noreen Griffin, its CEO

Cytocom Inc.
Christopher Pearce
By: Christopher Pearce (Sep 30, 2014)
Graham Burton, its CEO

PATENT LICENSE AGREEMENT

This **Patent License Agreement** (this "Agreement"), dated September 24, 2014 (the "Effective Date"), is entered into by and among (i) Dr. Jill P. Smith ("Smith") and LDN Research Group LLC ("LDN," and collectively, with Smith, the "Licensor Parties"), on the one hand, and (ii) Cytocom Inc., a Delaware corporation ("Cytocom" or "Company"), on the other hand. The Company and the Licensor Parties may be referred to collectively as the "parties" and singularly as a "party".

RECITALS:

WHEREAS, The Licensor Parties are the Licensor Parties of US Method Patent No. 7,879,870 and inventors of a pending patent in Israel entitled "Treatment of Inflammatory and Ulcerative Diseases of the Bowel with Opioid Antagonists", and Smith is the Licensor Parties/Sponsor of IBD FDA IND# 067,442, an FDA orphan drug designation #09-2969 for Pediatric Crohn's disease and a pending Israeli patent for "Treatment of Inflammatory and Ulcerative Diseases of the Bowel with Opioid Antagonists";

WHEREAS, certain aspects of the above listed intellectual property may include methods and formulations for treatment of the inflammatory and ulcerative diseases of the bowel, including patient data, and letters pertaining to the intellectual property, and which is included on **Exhibit A**;

WHEREAS, the Licensor Parties and TNI BioTech, Inc. ("TNI") entered into that certain Patent License Agreement, dated as of December 24, 2012 (the "Original License Agreement"), pursuant to which TNI obtained a license in and to the Patent Rights (as hereinafter defined) and associated documents described in this Agreement, which license included the right to commercially exploit such intellectual property portfolio in accordance with the terms and conditions set forth in the Original License Agreement;

WHEREAS, TNI incorporated the Company in December 2013 primarily to assume and operate TNI's drug research and development activities, and has since tasked the Company with managing the Company's domestic commercial business and licensing operations;

WHEREAS, since the formation of the Company, TNI has invested substantial resources in the personnel, infrastructure and resources available to the Company, so as to ensure the Company has the sufficient tools, resources and expertise to assume and successfully manage the Company's domestic business operations; and

WHEREAS, the parties have jointly agreed to terminate the Original License Agreement, and in place thereof, have the Licensor Parties grant a similar license in and to the Patent Rights to the Company in accordance with the terms and conditions set forth hereunder.

NOW, THEREFORE, In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

1. LICENSE

1.1 License Grant. In accordance with the terms and subject to the conditions set forth in this Agreement and contingent upon Cytocom's payment of the fee(s) set forth in this Agreement the Licensor

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

Parties hereby grant to Cytocom, for the Term (as defined below) of this Agreement, an exclusive, world-wide license (the "License") to: (i) make, have made, use, lease, import, offer for sale and sell the Licensed Products (as defined below), and (ii) use the method contained under both the Patent Rights and Licensed Products, to the extent not prohibited by other patents, in the Field of Use. The License includes the right to sublicense the Licensed Products, as expressly permitted by this Agreement. No other rights or licenses are granted by the Licensor Parties. The parties agree this License is subject to the terms of the Petition for Assignment of Patent Rights to Inventor Agreement attached hereto as **Exhibit B**.

1.2 Related Definitions. In addition to the other definitions set forth elsewhere throughout this Agreement, the following capitalized terms shall have their corresponding meanings:

"Affiliate" means a legal entity that is controlling, controlled by or under common control with Cytocom and that has executed either this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2, the word "control" means (x) the direct or indirect ownership of more than Fifty Percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive Fifty Percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity.

"FDA" means the Food and Drug Administration of the United States and "IRB" is the Institutional Review Board.

"Field of Use" also referred herein as the "Field" means development, production, use, and storage of Licensed Products, alone or in combination with other treatments, for the prevention and/or treatment of Crohn's disease and other inflammatory and ulcerative diseases of the bowel.

"Licensed Products" means products that are made, made for, used, imported, offered for sale or sold by Cytocom or its Affiliates or Sub-licensees as covered by the Patent Rights and technical information under this Agreement and that would (i) in the absence of the License, infringe (or, in the case of pending patent applications, upon issuance, would infringe) at least one claim of the Patent Rights or (ii) use or are used in or with a process or method covered in whole or in part by a claim of the Patent Rights, whether the claim is issued or pending, or (iii) is covered under the technical information.

"Net Sales" means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Cytocom or its Affiliates or Sub-licensees. For purposes of determining Net Sales, the term "fair market value" means the cash consideration that Cytocom or its Affiliates or Sub-licensees would realize from an unrelated buyer in an arms length sale of an identical item sold in the same quantity and at the time and place of the transaction.

"Patent Rights" means all of the Licensor Parties' method patent rights represented by or issuing from: (a) the United States patents and patent applications listed in **Exhibit A** that have not been irretrievably lapsed, revoked or abandoned; (b) any continuation, continuation-in-part (to the extent that the claims are directed to inventions or intellectual property which are fully supported by the patents and applications (a) or (b), divisional, re-issue applications, renewals and re-examinations of (a) or (b); and (c) any foreign counterparts and extensions of (a) or (b); (d) the Israeli patent still pending; and (e) the patents and pending patents listed in the Background section of this Agreement.

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

"Quarter" means each three-month period beginning on January 1, April 1, July 1 and October 1.

"Qualifying Costs" means: (a) normal and customary discounts in the trade for quantity purchased; (b) credits or refunds for claims or returns that do not exceed the original invoice amount; (c) Cytocom's bad debt actually written off, net of subsequent recoveries; provided that such Licensed Products do not represent more than Five Percent (5%) of Sales.

"Sale" means any bona fide transaction for which consideration is received or expected by Cytocom or its Affiliate or Sub-licensee for the sale, use, lease, transfer or other disposition of a Licensed Product to an independent third party. A Sale is deemed completed at the time that Cytocom or its Affiliate or Sub-licensee invoices, ships or receives payment for a Licensed Product, whichever occurs first.

"Sub-licensee" shall mean any third party licensed by Cytocom and where the third party holds Five Percent (5%) or less equity in Cytocom or where Cytocom holds less than Five Percent (5%) equity in the third party. In those cases where the equity exceeds five percent (5%), the third party may only become a "Sub-licensee" with the prior, written approval of the Licensor Parties, which shall not be unreasonably withheld, conditioned or delayed.

"Term" shall have the meaning set forth in Section 6 hereof.

1.3 Grant-Back. Immediately following the grant of the License pursuant to Section 1.1 hereof, Cytocom hereby grants to the Licensed Parties a perpetual, non-exclusive, royalty-free right and license to use, and to permit others to use, the Patent Rights and Licensed Products in the Field of Use for educational and research purposes only.

1.4 Sublicense Conditions. Cytocom's right to sublicense any aspects granted under the License is subject to each of the following conditions:

(a) In each sublicense agreement consummated by Cytocom, Cytocom will prohibit the Sub- licensee from further sublicensing the Licensed Products, and will require the Sub-licensee to comply with the terms and conditions of this Agreement, including, the payment of running royalties at amounts at least equal to the levels specified for payments by Cytocom to the Licensor Parties in Section 3. Each sublicense agreement granted by Cytocom shall include an audit right by the Licensor Parties of the same scope as provided in Section 4 with respect to Cytocom. Cytocom shall forward to the Licensor Parties a copy of reports received by Cytocom from its Sub-licensees under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements. No such sublicense agreement shall contain any provision that would cause it to extend beyond the Term of this Agreement.

(b) Within Five (5) business days after Cytocom fully executes any sublicense agreement, Cytocom will deliver to the Licensor Parties a complete and accurate copy of the entire sublicense agreement written in the English language. The Licensor Parties' receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of the Licensor Parties or obligation of Cytocom under this Agreement.

(c) In the event that Cytocom causes or experiences a Trigger Event (as defined in Section 6.4) all payments

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

due to Cytocom from its Affiliates or Sub-licensees under the sublicense agreement will, upon notice from the Licensor Parties to such Affiliate or Sub-licensee, become payable directly to the Licensor Parties for the account of Cytocom. Upon receipt of any such funds, the Licensor Parties will remit to Cytocom the amount by which such payments exceed the amounts owed by Cytocom to the Licensor Parties.

(d) Cytocom's execution of a sublicense agreement will not relieve Cytocom of any of its obligations under this Agreement. Cytocom is primarily liable to the Licensor Parties for any act or omission of an Affiliate or Sub-licensee of Cytocom that would be a breach of this Agreement if performed or omitted by Cytocom, and Cytocom will be deemed to be in breach of this Agreement as a result of such act or omission. In the event Sub-licensee commits a breach of this License Agreement, Sub-licensee shall have a period of Twenty (20) calendar days to cure said breach. In the event Sub-licensee does not fully cure the breach within this Twenty (20) calendar day period, the Sub-license shall be automatically terminated.

(e) Cytocom acknowledges and agrees that, unless otherwise approved by the Licensor Parties in writing, Cytocom may not consummate a sublicense with any Sub-Licensee in which Cytocom receives royalties which are less than ten (10%) percent of the gross revenues generated by such Sub-Licensee from its commercial exploitation of the Licensed Products.

(f) Within thirty (30) days from the Effective Date hereof, Cytocom shall append to **Exhibit C** attached hereto a form of sub-license which Licensor Parties shall substantially adopt in connection with any sub-license that it may grant from time to time, and such form shall be subject to Licensor Parties' prior written approval. Notwithstanding anything in this Agreement to the contrary, Cytocom shall be required to procure Licensor Parties' express prior written approval on each sub-license that is granted by Cytocom, such approval not to be unreasonably withheld.

1.5 TNI Sublicense. The provisions of Section 1.4 hereof notwithstanding, if Cytocom shall be asked to grant TNI a sub-license (the "TNI Sublicense") in and to the Licensed Products, then such sub-license shall, among other provisions contained in this Agreement, provide for (i) a four (4%) percent royalty payable to the Licensor Parties on the Net Sales generated directly by TNI from its commercial exploitation of the Licensed Products (i.e., the same royalties as those set forth in Section 3.8 hereof), and (ii) the payment of royalties directly from TNI to the Licensor Parties.

1.6 No License by Implication. Nothing in this Agreement confers by estoppel implication or otherwise, any license or rights under the Licensor Parties' other patents other than the Patent Rights, regardless of whether such patents are dominant or subordinate to the Patent Rights.

2. DILIGENCE

2.1 Business Plan. Cytocom will deliver to the Licensor Parties, within thirty (30) calendar days after the Effective Date, a copy of an initial business plan for the use of the Patent Rights and Licensed Products (the "Business Plan"). Thereafter, Cytocom will deliver to the Licensor Parties an annual updated Business Plan no later than December 1 of each year during the Term. The Business Plan will include, at a minimum, the amount of money, number and kind of personnel, and time, budgeted and planned for each phase of the development of the Patent Rights and Licensed Products and the Licensed Product(s). The Business Plan shall include a description of Cytocom's current funding efforts (i.e., a capital raise currently projected to approximately $10 million) towards commercialization of the Patent Rights and Licensed Products and the

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

level of funding in each specific therapeutic indication of the Licensed Product(s). The Business Plan will include the commitment of Cytocom to maintain an ongoing relationship with Target Health or a similar contract research organization at least until One (1) Licensed Product is brought to market.

2.2 Cytocom's Efforts. Cytocom will: (a) use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Business Plan; (b) be responsible for obtaining all requisite regulatory approvals needed to use or sell Licensed Products in the Field of Use; and (c) make all reasonable efforts to complete the first commercial sale of a Licensed Product by March 2018. In addition:

2.2.1 A Development Committee (the "Committee") shall be organized to monitor the clinical progress of the Licensed Products at Cytocom's expense. The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the Field of Use of each Licensed Product and at least one representative from each of the Licensor Parties and one representative from Cytocom. The Committee will be responsible for (i) making recommendations to Cytocom's management relating to the pre-clinical and clinical development strategy; (ii) analysis and assessment of ongoing pre-clinical and clinical development of each Licensed Product; and (iii) assisting Cytocom to prepare pre-clinical and clinical development budgets. The actions and opinions of the Committee will be confidential. The Committee will meet at least Six (6) times per year. Said Committee shall first meet within Three (3) months of the Effective Date and include (a) one or more of the original inventors of the underlying Patent Rights, and (b) one or more individuals responsible for managing the commercial affairs of the Licensor Parties (collectively, the "Licensor Parties Appointees"). The Committee will continue to meet regularly with the Licensor Parties Appointees during the clinical trials and all expense associated therewith shall be borne by Cytocom.

2.2.2 Diligence Events. Cytocom will use its commercial best efforts to achieve each of the following diligence events by the applicable completion date listed in the table below for the first Licensed Product depending upon the time frame for enrollment of patients and any delays caused by additional FDA requirements.

DILIGENCE EVENT	COMPLETION DATE
Delivery of a completed initial Business Plan to the Licensor Parties in a form acceptable to the Licensor Parties	Thirty (30) calendar days after the Effective Date
Conduct a PK and Dosing trial	First Quarter of 2015
Approval from the FDA, and start of a phase 2b / 3	By Fourth Quarter of 2015
Filing of NDA for first Licensed Product	Thirty Nine (39) months from the Effective Date of the Agreement
First Sale of the first Licensed Product as covered by the NDA	March of 2018 (unless Cytocom is able to fast track FDA approval with the orphan designation)

2.2.3 Cytocom shall provide to the Licensor Parties a copy of any private placement memoranda, offering documents or other materials provided to potential private investors, whether said offering is pursuant to Regulation D of the Securities Act of 1933 or otherwise. The Licensor Parties shall treat and

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Jill P. Smith M.D. LDN Research Group LLC Cytocom, Inc. TNI BioTech, Inc.

maintain such documents as confidential. Without limiting any other provision hereunder, the Licensor Parties shall fully comply with all applicable securities laws associated with any Regulation D offering.

2.2.4 Within one (1) year from the Effective Date of this Agreement, Company shall have executed at least one (1) partnership, joint venture or outbound license agreement having a monetary value of not less than One Million Dollars (US $1,000,000.00) with a "Corporate Partner" having a market capitalization of at least Two Hundred Million Dollars (US $200,000,000.00). The sub-licensee/JV entity shall be a for-profit biopharmaceutical entity having a portfolio of therapeutic drugs and drug candidates. The objective of said commercial agreement is to provide Company with the ability to successfully manage the clinical and regulatory requirements as well as marketing, distribution and manufacturing capacity to successfully commercialize Licensed Products and support additional clinical developments. For purposes of this Agreement, a "Corporate Partner" shall mean: any biopharmaceutical entity which agrees to compensate (either in cash or non-cash) Company for any one or more of the rights to market, distribute, sell, use, and/or transfer Licensed Product(s) or the completion of a milestone resulting in a Milestone Payment. Any Corporate Partner that receives a sublicense of the Patent Rights shall also be a Sub-licensee.

2.2.5 If the Licensor Parties mutually determine that Cytocom has not fulfilled its obligations under this Section 2, the Licensor Parties shall furnish Cytocom with written notice of the determination. Within Sixty (60) days after receipt of the notice, Cytocom shall either (i) fulfill the relevant obligation or (ii) negotiate with the Licensor Parties to execute a mutually acceptable schedule of revised diligence obligations. Upon the failure to achieve either (i) or (ii) above in the allowed time period, the Licensor Parties may, immediately, upon written notice to Cytocom, terminate this Agreement or grant additional licenses to third parties to the Patent Rights in the Field of Use. The termination of this Agreement and the License contained herein shall similarly terminate all sub-licenses granted by the Company to any third parties.

3. FEES, ROYALTIES & REMUNERATION

3.1 Issuance of TNI Shares. Immediately upon execution of this Agreement, the Company shall direct TNI to immediately issue to the Licensor Parties a total of One Million (1,000,000) shares of common stock of TNI, par value $0.0001 per share (the "Shares"), to be divided among the Licensor Parties in the manner set forth in **Exhibit E** attached hereto.

3.2 Non-Dilution of TNI Shares. The Shares issued under this Agreement have been duly authorized and recorded by TNI as set forth in the corporate minutes, and on TNI's capitalization table. In addition, the Licensor Parties' Shares may not be diluted until TNI has received a total capital investment of Three Million US Dollars (US$3,000,000.00) ("Non-Dilution Cap"). Accordingly, TNI shall issue such additional Shares to the Licensor Parties as are necessary for the Licensor Parties to maintain their percentage of equity interest calculated on the date of issuance of the common stock pursuant to Section 3.1, up to the Non-Dilution Cap. In the event TNI offers shareholder's rights and preferences to other shareholders prior to TNI achieving capitalization equal to the Non-Dilution Cap, the Licensor Parties shall receive substantially similar rights.

3.3 Pre-Emptive Rights. In the event TNI proposes to sell and issue its equity securities in any transaction after it achieves capitalization which exceeds the Non-Dilution Cap, the Licensor Parties shall be entitled, but not obligated, to purchase its pro-rata share of such securities on substantially the same terms and conditions as are then offered to the investors or holders of TNI shares. The right of the Licensor

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Jill P. Smith M.D. | LDN Research Group LLC | Cytocom, Inc. | TNI BioTech, Inc.

Parties to receive additional securities due to dilutive issuance and to participate in future equity financing of TNI shall terminate immediately prior to the closing of a firm commitment underwritten public offering including stock of at least Five Million Dollars (US$5,000,000.00), pursuant to an effective registration statement under applicable securities laws then in effect covering the offering and sale of common stock for the account of TNI to the public or the closing of the sale of the TNI or its assets to an independent third party.

3.4 Shareholder Rights. Following the grant and issuance of the TNI Shares to the Licensor Parties pursuant to this Section 3, and together with all previous shares of TNI issued to the Licensor Parties heretofore, the Licensor Parties shall be entitled to any and all rights, benefits and consideration generally granted to stockholders of TNI. TNI's failure to issue the Shares to the Licensor Parties within three (3) business days of its due date in accordance with Sections 3.1, 3.2 and 3.3 hereof shall constitute a material breach of this Agreement, and shall be grounds for termination of this Agreement pursuant to Section 6 hereof.

3.5 Reserved

3.6 Annual License Fees. In partial consideration of the License, Cytocom will pay to the Licensor Parties, on each anniversary of December 24, 2014, an annual licensing fee of One Hundred Thousand Dollars (US$100,000.00) (the "Annual License Fee"). The Annual License Fee shall continue to be paid during the Term of this Agreement and all accrued payment obligations pursuant to this Section 3.6 shall survive the termination of this Agreement. The first such Annual License Fee due the Licensor Parties following the execution of this Agreement shall be paid within five (5) days from December 24, 2014.

3.7 Milestone Payments. In addition to the Annual License Fee set forth in Section 3.6 hereof, Cytocom further agrees to pay to the Licensor Parties the applicable milestone payment listed in the table below after substantial achievement of each milestone event for each Licensed Product, whether such milestone event is achieved by Cytocom, its Affiliates or Sublicensees. Cytocom will provide the Licensor Parties with written notice within Thirty (30) days after achieving each milestone.

MILESTONE	PAYMENT
Upon initiation of each Phase III trial	Three Hundred Fifty Thousand Dollars (US$350,000.00)
Positive Completion of each Phase 3 clinical trial of the therapeutic use of an LDN compound in the Field of Use. "Positive Completion" is defined as achieving the primary endpoint of the Phase 3 trial in accordance with established agreement with FDA or equivalent health authority.	One Hundred Fifty Thousand Dollars (US$150,000.00)
When an NDA is accepted for review by the FDA	Two Hundred Fifty Thousand Dollars (US$250,000.00)
FDA approval to market the NDA is approved	Seven Hundred Fifty Thousand Dollars (US$750,000.00)

The term "Phase III clinical trial" means a human clinical trial in any country that provides for randomized

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Jill P. Smith M.D. LDN Research Group LLC Cytocom, Inc. TNI BioTech, Inc.

controlled trials of a product on a sufficient number of patients to establish the safety and efficacy of a product and generate, if required, pharmacoeconomics data to support regulatory approval in the proposed therapeutic indications as more fully defined in 21 C.F.R. (S) 312.21(c) or equivalent in a foreign country. For clarity, each time a milestone is achieved with respect to a Licensed Product, and then any other milestone payments with respect to earlier milestones that have not yet been paid for said Licensed Product will be due and payable together with the milestone payment for the milestone that is actually achieved. For additional clarity, milestones are due and payable on Licensed Products and on products that, upon FDA approval, would become Licensed Products.

3.8 Labeling. Cytocom shall ensure that each of the relevant patent serial number(s) of Patent Rights appears on all Licensed Product(s) or their labels.

3.9 Earned Royalties. In further consideration of the License, Cytocom will pay to the Licensor Parties during each Quarter a running royalty of Four Percent (4%) of the Net Sales generated from each Licensed Product.

3.10 Minimum Royalties. In partial consideration of the License, Cytocom will pay to the Licensor Parties the amount, if any, that the applicable minimum royalty listed in the table below exceeds Cytocom's actual aggregate earned royalties for all Licensed Products under Section 3.8 for each year after the first Sale of each Licensed Product

Year:	**Each Year**
MINIMUM:	Aggregate of $100,000.00

3.11 Sublicense Fees. Except for the TNI Sub-License referenced in Section 1.4 hereof, Cytocom will pay to the Licensor Parties a sublicense fee of Twenty Percent (20%) of the sum of all payments plus the fair market value of all other consideration of any kind, received by Cytocom for all other sublicenses, including, but not limited to, sublicenses involving Patent Rights together with patents or intellectual property not owned by the Licensing Parties or patents or intellectual property owned or controlled by the Cytocom during the Quarter, other than: (a) milestone payments paid to Cytocom by a Sublicensee which Cytocom pays pursuant to Section 3.7 as a pass through; (b) equity investments in Cytocom by a Sublicensee up to the amount of the fair market value of the equity purchased on the date of the investment; and (c) loan proceeds paid to Cytocom by a sublicensee in an arms length, full recourse debt financing to the extent that such loan is not forgiven; and (d) sponsored research funding, including clinical research funding, paid to Cytocom by a Sublicensee in a bona fide transaction for future research to be performed by Cytocom. For purposes of this Agreement, "Additional Sublicensing Revenue" shall mean all cash, sublicensing fees, option fees, maintenance fees, other lump sum payments and all other payments (including equity instruments and/or securities) and the cash equivalent thereof paid or transferred to Cytocom by each sublicensee of Cytocom or third party in consideration for license rights and/or technology rights covering manufacturing, marketing or distribution provided under this License Agreement. Cytocom shall provide documentation of any such payment(s), as provided under Section 4. For the purposes of clarity, Additional Sublicensing Revenue represents all additional forms of consideration paid by sublicensee to Cytocom, but excluding those royalties paid by sublicensee on Net Sales for Licensed Products.

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Jill P. Smith M.D.   LDN Research Group LLC   Cytocom, Inc.   TNI BioTech, Inc.

3.12 Regulatory Clearance. In the event Cytocom, and/or Sub-licensee, in its sole discretion, decides to market a Licensed Product within the Field of Use in any country, then Cytocom and/or Sub-licensee shall exert reasonable efforts to have such Licensed Product cleared for marketing by the responsible government agencies of that country requiring such clearance. Should Cytocom terminate this Agreement, Cytocom agrees to assign its full right, title, and interest in and to such market clearance application, including all data relating thereto, to the Licensor Parties at no cost to the Licensor Parties. Any materials assigned to the Licensor Parties under this Section 3.12 shall be done so free of any warranties regarding content of the materials, testing or any conclusions and opinions thereto. The Licensor Parties represent and warrant that they and their assignees will receive such information without any reliance upon the accuracy or reliability of the information, data and opinions contained therein.

4. REPORTS AND PAYMENTS

4.1 Royalty Reports. Within Forty-Five (45) days after the end of each Quarter following the first Sale (or Sixty (60) days after the end of each Quarter following the first Sale if Cytocom has sublicensed the License), Cytocom will deliver to the Licensor Parties a report, certified by the chief financial officer of Cytocom, detailing the calculation of all royalties, fees and other payments due to the Licensor Parties for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products constituting Sales; (b) the consideration invoiced, billed or received for Sales minus any documented Qualifying Costs; (c) the amount of any payments and other consideration received by Cytocom from Sublicensees and the amounts of any deductions permitted by this Agreement; (d) the royalties, fees and other payments owed to the Licensor Parties, listed by category; and (e) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as **Exhibit F**.

4.2 Payments. Except as provided otherwise in this Agreement, Cytocom will pay all royalties, fees and other payments due by Cytocom, Affiliate(s) and/or Sublicensee(s) to the Licensor Parties under Sections 3.6, 3.7, 3.9, and 3.10, within thirty (30) days after the end of the Quarter in which the royalties, fees or other payments accrued. If no royalties, fees or other payments are owed during a Quarter, Cytocom shall provide to the Licensor Parties a report documenting that. Cytocom's failure to perform in accordance with this Section shall constitute a material breach or default and shall be grounds for termination of this Agreement pursuant to Section 6 hereof.

4.3 Records. Cytocom will maintain, and will cause its Affiliates and Sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, in accordance with generally accepted accounting principles and procedures, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained at Cytocom's principal place of business or the principal place of business of the appropriate division of Cytocom to which this Agreement relates and for at least Five (5) years after submission of the applicable report required under Section 4.1.

4.4 Audit Rights. Upon Cytocom's receipt of reasonable prior written notice, Cytocom and its Affiliates and Sublicensees will provide the Licensor Parties and their accountants and/or agents with access to all of the books, records, key personnel and related background information required by Section 4 to conduct a review or audit of Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate the Licensor Parties's review or audit without unreasonable disruption to Cytocom's

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

business; and (c) no more than once each calendar year during the Term (as defined below) and for a period of Five (5) years thereafter. Cytocom will promptly pay to the Licensor Parties the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Cytocom has underpaid any payment by Five Percent (5%) or more, then Cytocom will also promptly pay the costs and expenses of the Licensor Parties and its accountants in connection with the review or audit. In addition, once Sales of Licensed Products exceed Fifty Million Dollars ($50,000,000.00) annually, Cytocom will conduct, at the Licensor Parties 's request, no more than once every Two (2) years, at its own expense, an independent audit of Sales, and all of the royalties, fees, and other payments due or paid under this Agreement. Promptly after completion of the audit, Cytocom will provide to the Licensor Parties a copy of the report of the independent auditors along with any underpayments and interest thereon.

4.5 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Cytocom receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Cytocom, and (b) the conversion computation will be documented by Cytocom in the applicable report delivered to the Licensor Parties under Section 4.1.

4.6 Place of Payment. All payments by Cytocom are payable to the following parties at the following addresses until advised differently:

Party:	By Check (direct mail):	By Electronic Transfer:
Jill P Smith, MD	129 North 30th Street Camp Hill, PA 17011	
LDN Research Group LLC		Wells Fargo Bank, Lakewood County Line Store 425 W Kennedy Blvd Lakewood NJ 08701 ABA #021200025**For Credit To:** LDN Research Group LLC Account No. 2070354846
Penn State University	Office of Technology Management The Pennsylvania State University 113 Technology Center University Park, PA 16802-7000	

4.7 Interest. All amounts that are not paid by Cytocom when due will accrue interest from the date due until paid at a rate equal to One and One-Half Percent (1.5%) per month (or the maximum allowed by law,

if less), plus the costs and expenses associated with any collections efforts (including without limitation, attorneys' fees and disbursements) which the Licensor Parties are required to undertake. The payment of such interest shall not foreclose the Licensor Parties from exercising any other rights it may have as a consequence of the lateness of any payment.

4.8 Payment Allocations. All cash payments remitted by Cytocom under this Agreement shall be allocated among the Licensor Parties in accordance with the ratios set forth in **Exhibit E** attached hereto.

5. CONFIDENTIALITY AND USE OF THE LICENSOR PARTIES' NAME

5.1 Confidentiality Agreement. In connection with the execution of this Agreement, the parties will enter into the Confidential and Non-Disclosure Agreement set forth in **Exhibit G** attached hereto and incorporated herein by reference.

5.2 Other Confidential Matters. Cytocom is not obligated to provide any confidential information, except for the reports required by Sections 2.1, 4.1, 4.4 and 6.6. The Licensor Parties, acting through any of their respective offices, research facilities or finance offices, will use reasonable efforts not to disclose to any third party outside of the Licensor Parties any confidential information of Cytocom contained in those reports, for so long as such information remains confidential; provided, however, the Licensor Parties may disclose such information/reports to their accountants, attorneys, consultants and advisors so long as any and all recipients are required to similarly maintain the confidentiality of the information. Cytocom may elect to enter into confidentiality agreements with individual investigators, scientists, researchers, or others working for or with the Licensor Parties that comply with the Licensor Parties' internal policies. The provisions of this Section 5.2 shall not limit the Licensor Parties' obligations to Cytocom or Cytocom's obligations to the Licensor Parties under any other agreement, including any confidentiality agreement, between the parties relating to transactions other than the License.

5.3 Use of the Licensor Parties' Name. Cytocom and its Affiliates, Sublicensees, employees, and agents may not use the name, image, logo, seal, trademark, or service mark (including any adaptation of them) of the Licensor Parties, without the prior written consent of the Licensor Parties. In addition, Cytocom shall not publicize or cause to be publicized the existence of this Agreement without the Licensor Parties' express prior written consent except as required under Cytocom's regulatory disclosure obligations.

6. TERM AND TERMINATION

6.1 Term. This Agreement will commence on the Effective Date and unless terminated sooner pursuant to the terms herein, terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the Patent Rights; or (b) Ten (10) years after the first Sale of the first Licensed Product (as the case may be, the "Term").

6.2 Early Termination by Cytocom. Commencing from the third (3rd) anniversary of the Effective Date hereof, Cytocom may terminate this Agreement at any time effective upon providing the Licensor Parties at least one hundred eighty (180) days prior written notice of its intention to terminate; thereby (i) immediately ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (ii) immediately terminating all sublicenses then in effect, and causing all Affiliates and Sublicensees to cease making, using, importing, offering for sale and selling all Licensed Products; and (iii) paying all

amounts owed to the Licensor Parties under this Agreement and any sponsored agreement between the Licensor Parties and Cytocom related to the Patent Rights, through the effective date of termination. Upon Cytocom's termination of this Agreement pursuant to this Section 6.2, nothing herein shall prevent or preclude the Licensor Parties from consummating license agreements directly with any of the Sublicensees, in which event no consideration shall be due and owing to Cytocom. In addition, to the extent Cytocom has secured any licenses for the Licensed Products, those licenses shall be assigned and transferred to the Licensor Parties and/or their designees.

6.3 Early Termination by the Licensor Parties. The Licensor Parties may terminate this Agreement if: (a) Cytocom is more than Ten business (10) days late in paying to the Licensor Parties any amounts owed under this Agreement and does not immediately pay the Licensor Parties in full, including accrued interest and costs of collection, upon written demand (a "Payment Default") and failure to pay the amounts outstanding within Ten business (10) days of receipt of the Payment Default; (b) other than a Payment Default, Cytocom or its Affiliate or Sublicensee materially breaches this Agreement and does not cure the breach within Ten business (10) days after written notice of the breach; or (c) Cytocom or its Affiliates or Sublicensee experiences a Trigger Event (as defined in Section 6.4 below), and in the case of Sublicensee, Cytocom has not terminated the sublicense prior to or automatically upon the occurrence of the Trigger Event. If a sublicensee materially breaches the applicable sublicense agreement, Cytocom will take reasonable steps to enforce the terms of such sublicense agreement against such Sublicensee in the capacity of a third party beneficiary. Upon the occurrence of a Trigger Event, unless provided otherwise in Section 6.4 below, The Licensor Parties may terminate this Agreement upon Twenty (20) days notice to Cytocom. If the Trigger Event is dismissed, avoided or is corrected within such Twenty (20) day period, this Agreement shall continue in full force and effect.

6.4 Trigger Event. The term "Trigger Event" means any of the following: (a) a material default by Cytocom under any sponsored research agreement or option agreement between Cytocom and the Licensor Parties related to the Patent Rights (whether entered prior to, contemporaneous with, or subsequent to the Effective Date) that is not cured within the cure period, if any, set forth in such agreement or a material default each by and between Cytocom and the Licensor Parties; (b) if Cytocom is unable to carry out it's duties under the contract due to a judicial procedure or investigation; (c) a Change in Control to Cytocom without the Licensor Party's prior written consent; (d) if Cytocom or its Affiliate or Sublicensee (i) becomes insolvent, bankrupt or fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt; (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, not discharged within Thirty (30) days; (v) makes an assignment for the benefit of creditors; or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within Ten (10) days; (e) the institution or commencement by Cytocom or its Affiliate or Sublicensee of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (f) the entering of any order for relief relating to any of the proceedings described in Section 6.4(b) or (c) above; (g) the calling by Cytocom or its Affiliate or sublicensee of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (h) the act or failure to act by Cytocom or its Affiliate or sublicensee indicating its consent to, approval of or acquiescence in any of the proceedings described in Section 6.4(b) – (e) above; (i) failure by Cytocom to pay patent expenses; or (j) the commencement by Cytocom of any action against the Licensor Parties, including an action for declaratory judgment, to declare or render invalid or unenforceable the Patent Rights, or any claim thereof. For purposes of this Agreement, a "Change of

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

Control" shall mean (a) the sale, lease, assignment or transfer, in one or a series of related transactions, of all or a material portion of the assets of Cytocom to any third party or group of parties; or (b) any consolidation of Cytocom with, or merger of Cytocom into, any other third party, or any merger of another party into Cytocom (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of Cytocom or its parent company, or reclassification, conversion or exchange of outstanding shares of capital stock of such third party solely into shares of capital stock of Cytocom or its parent company).

6.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates; (b) Cytocom and all its Affiliates and Sublicensees will cease all making, using, importing, offering for sale and selling all Licensed Products, except to the extent permitted by Section 6.6; (c) Cytocom will pay to the Licensor Parties all amounts, including accrued interest, owed to the Licensor Parties under this Agreement and any sponsored research agreement related to the Patent Rights, through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 6.6, within Thirty (30) days of the termination or expiration of the sell off period permitted by Section 6.6; (d) Cytocom will, at the Licensor Parties' request, return to the Licensor Parties all confidential information of the Licensor Parties and provide to the Licensor Parties a development summary directly related to Licensed Products generated by Cytocom during the Term that will facilitate the further development of the technology licensed under this Agreement; and (e) in the case of termination under Section 6.3, all duties of the Licensor Parties and all rights (but not duties) of Cytocom under this Agreement immediately terminate without further action required by either the Licensor Parties or Cytocom.

6.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Cytocom will cause physical inventories to be taken immediately of: (a) all completed Licensed Products on hand under the control of Cytocom or its Affiliates or Sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Cytocom will deliver promptly to the Licensor Parties a copy of the written inventory, certified by an officer of Cytocom. Upon termination of this Agreement for any reason, Cytocom will promptly remove, efface or destroy all references to the Licensor Parties from any advertising, labels, web sites or other materials used in the promotion of the business of Cytocom or its Affiliates or Sublicensees, and Cytocom and its Affiliates and Sublicensees will not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason other than pursuant to Section 6.3(a) or (c), Cytocom may sell off its inventory of Licensed Products existing on the date of termination for a period of Six (6) months and pay the Licensor Parties royalties on Sales of such inventory within Thirty (30) days following the expiration of such Six (6) month period.

6.7 Turn-Over of Data. Upon the early termination of this Agreement by either party pursuant to this Section 6.7, Cytocom shall immediately turn over to the Licensor Parties and grant it an exclusive, perpetual and royalty-free license in and to all data gathered and developed during the Term including regulatory data.

6.8 Survival. Cytocom's obligation to pay all amounts, including accrued interest, owed to the Licensor Parties under this Agreement will survive the termination of this Agreement for any reason. Sections 14.10, 14.11 and 14.12 and Section 4, 5, 6, 9, 10, and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

7. PATENT PROSECUTION AND MAINTENANCE

7.1 Patent Control. Cytocom will control the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, with agreement from the Licensed Parties. For purposes of this Section 7, the word "maintenance" includes any interference negotiations, claims, or proceedings, in any forum, brought by the Licensor Parties, Cytocom, a third party, or the United States Patent and Trademark Office, and any requests by the Licensor Parties or Cytocom that the United States Patent and Trademark Office reexamine or reissue any patent in the Patent Rights. If Cytocom fails to pay maintenance fees or take any other required action, the Licensor parties will have the option to do so and recover all such fees from Cytocom.

7.2 Payment and Reimbursement. Cytocom will reimburse the Licensor Parties for all documented attorneys fees, expenses, official fees and all other charges after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, within Thirty (30) days after Cytocom's receipt of invoices for such fees, expenses and charges. The Licensor Parties reserve the right to require Cytocom to provide a deposit in advance of incurring out of pocket foreign patent expenses estimated by counsel not to exceed Five Thousand Dollars ($5,000.00), the amount necessary to file, prosecute, and/or maintain the Patents Rights. If Cytocom fails to reimburse patent expenses under this Section 7.2, provide a requested deposit with respect to a Patent Right, or fails to prepare, prosecute or maintain any Patent Rights that may be in the Licensor Parties' best interest to prepare, prosecute or maintain then Cytocom shall provide the Licensor Parties with reasonable prior written notice of such intended abandonment or decline of responsibility. In the event of such failure of Cytocom with respect to such expenses, deposit or preparation, prosecution or maintenance of any Patent Rights, regardless of notice, the Licensor Parties will be free at their discretion and expense to either abandon such applications or patents related to such Patent Right or to continue such preparation, prosecution and/or maintenance activities, and any patent rights associated with such patent action will be automatically excluded from the term "Patent Rights" hereunder, on a patent by patent or country by country basis, as applicable.

8. INFRINGEMENT

8.1 Notice. Cytocom and the Licensor Parties will notify each other promptly of any infringement of the Patent Rights by a third party that may come to their attention. Cytocom and the Licensor Parties will consult each other in a timely manner concerning any appropriate response to the infringement. Infringement is defined as a third party actively marketing an opioid antagonist for use in Inflammatory Bowel Disease.

8.2 Prosecution of Infringement. Cytocom shall prosecute any infringement of the Patent Rights at Cytocom's expense, including defending against any counterclaims or cross claims brought by any party against Cytocom or the Licensor Parties regarding the Patent Rights and defending against any claim that any Patent included in the Patent Rights are invalid in the course of any infringement action or in a declaratory judgment action. The Licensor Parties reserve the right to intervene voluntarily and join Cytocom in any such infringement litigation. If the Licensor Parties choose not to intervene voluntarily, but the Licensor Parties are a necessary party to the action brought by Cytocom, then Cytocom may join the Licensor Parties in the infringement litigation. If Cytocom decides not to prosecute any infringement of the Patent Rights, then the Licensor Parties may elect to prosecute such infringement independently of Cytocom

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

in the Licensor Parties' sole discretion.

8.3 Cooperation. In any litigation under this Section 8, the parties, at the sole expense of Cytocom, will cooperate to the fullest extent reasonably possible. This Section 8.3 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction. If, however, either party is required to undertake any activity, including legal discovery, as a right of lawful process of a court of competent jurisdiction, then Cytocom will pay all expenses incurred by Cytocom and by the Licensor Parties.

8.4 Control of Litigation. Cytocom controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which the Licensor Parties are not a party, including the selection of counsel, all with input from the Licensor Parties. Cytocom must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on the Licensor Parties or grants any rights to the Patent Rights, other than any permitted sublicenses, without the Licensor Parties' prior written permission. The Licensor Parties control any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which the Licensor Parties have elected to prosecute the infringement independently of Cytocom or have voluntarily or involuntarily joined Cytocom in the infringement litigation, including the selection of counsel, all with input from Cytocom. In all instances in which the Licensor Parties are a party, the Licensor Parties reserve the right to select their own counsel. If the Licensor Parties are involuntarily joined as a party, the Licensor Parties retain the right to select their own counsel, but Cytocom will be responsible for all litigation expenditures as set forth in this Section 8.

8.5 Recoveries from Litigation. If Cytocom prosecutes any infringement claims either without the Licensor Parties as a party or with the Licensor Parties involuntarily joined as a party, then Cytocom will reimburse the Licensor Parties for the Licensor Parties' litigation expenditures, including any attorneys' fees, expenses, official fees and other charges incurred by the Licensor Parties, even if there are no financial recoveries from the infringement action. Cytocom will reimburse the Licensor Parties within Thirty (30) days after receiving each invoice from the Licensor Parties. After reimbursing the Licensor Parties for their expenditures, Cytocom will use the financial recoveries from such claims, if any, (a) first, to reimburse Cytocom for its litigation expenditures; and (b) second, shared between Cytocom and the Licensor Parties with Cytocom receiving Seventy Percent (70%) and the Licensor Parties receiving Thirty Percent (30%) as to any remainder. If Cytocom prosecutes any infringement claims with the Licensor Parties joined as a voluntary party, then any financial recoveries from such claims will be (x) first, shared between Cytocom and the Licensor Parties in proportion with their respective shares of the aggregate litigation expenditures by Cytocom and the Licensor Parties; and (y) second, as provided in (b) above by Cytocom and the Licensor Parties as to any remainder after Cytocom and the Licensor Parties have fully recovered their aggregate litigation expenditures. If the Licensor Parties prosecute any infringement claims independent of Cytocom, then the Licensor Parties will prosecute such infringement at the Licensor Parties' expense and will retain any financial recoveries in their entirety.

8.6 Licensee's Acknowledgement. The provisions in this Agreement notwithstanding, Cytocom warrants that it has done its due diligence on the Patent Rights licensed hereunder, that Cytocom has had an opportunity to consult with the Licensor Parties in regards to the Patent Rights, the Licensor Parties have brought to Licensee's attention all known prior art and/or conflicting claims (i.e., WO2007/053194 (UNIV CHICAGO), WO2006132963 (UNIV CHICAGO), US 2009/0169508 and /US 8,017,622 (Wu), US

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

2002/173466 (CRAIN), and the publications by Waisman in Gastroenterology vol. 89, no. 1, 1985, pages 86-91), and Cytocom has voluntarily decided to proceed with the execution of this Agreement and has committed to the terms and conditions set forth herein unconditionally.

8.7 No Right to Sue. Cytocom acknowledges and agrees that it may not commence a suit against the Licensor Parties for any reason related, directly or directly, to the Patent Rights, except for the Licensor Parties' material breach of this Agreement and failure to cure the same pursuant to Section 6 hereof. This Section 8.7 constitutes a material provision in respect of the Licensor Parties' agreement to execute and enter into this Agreement and the transaction contemplated herein.

9. REPRESENTATIONS; DISCLAIMER OF WARRANTIES

9.1 The Licensor Parties' Representations. The Licensor Parties represent to Cytocom that, to their knowledge, without investigation, as of the Effective Date, the Licensor Parties: (a) are the sole owners of the Patent Rights; (b) have the right to grant the License to Cytocom; and (c) have not received any written notice of any third party claim for infringement by the Licensor Parties relating to the Licensor Parties' Patent Rights.

9.2 The Company's Representations. The Company hereby represents and warrants to the Licensor Parties that:

(a) the Company is duly organized, validly existing and in good standing under the laws of Delaware, has all necessary power and authority to enter into and perform its obligations under this Agreement and all documents executed in connection herewith and to carry on its business as presently conducted. There are no proceedings pending seeking to dissolve or to liquidate the Company, and no action has been taken by the shareholders, board of directors or other governing body of the Company authorizing any such proceedings;

(b) The person(s) executing this Agreement and all other documents executed in connection herewith on behalf of the Company have been duly authorized to perform such actions on behalf of the Company. This Agreement and all other documents executed in connection herewith constitute the valid, legal and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms;

(c) There is no arbitration, litigation or administrative proceeding pending or, to the best knowledge of the Company, threatened, against the Company or any officer or director of the Company that would prevent the Company from entering into or performing its obligations under this Agreement or any other document executed in connection herewith, or that would have an adverse effect on the business, prospects or finances of the Company if determined adversely to the Company;

(d) The Company has hired a team of employees and consultants that have expertise in the area of drug development, licensing and commercialization, and is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder; and

(e) The Company has adequate human, physical and financial resources to perform all of its obligations under this Agreement.

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Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

9.3 The Licensor Parties' Representations. The Licensor Parties hereby represent and warrant to Cytocom that:

(a) Each of the Licensor Parties has all necessary power and authority to enter into, perform its obligations, and grant the License set forth under this Agreement, as well as all documents executed in connection herewith; and

(b) The person(s) executing this Agreement and all other documents executed in connection herewith on behalf of the Licensor Parties have been duly authorized to perform such actions on behalf of such parties. This Agreement and all other documents executed in connection herewith constitute the valid, legal and binding obligations of the Licensor Parties and are enforceable against the Licensor Parties in accordance with their respective terms;

9.4 Disclaimer. THE PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS. THE LICENSOR PARTIES MAKE NO REPRESENTATIONS (EXCEPT AS SET FORTH IN SECTION 9 HEREOF OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON INFRINGEMENT OR TITLE AS WELL AS VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

10. LIMITATION OF LIABILITY

10.1 Limitation of Liability. THE LICENSOR PARTIES, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES WILL NOT BE LIABLE TO CYTOCOM, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM CYTOCOM'S, AFFILIATES' OR SUBLICENSEES' USE OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS. THE LICENSOR PARTIES WILL NOT BE LIABLE TO CYTOCOM, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, AS WELL AS VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

11. INDEMNIFICATION

11.1 Indemnification. Cytocom will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term "Indemnified Party" means each of the Licensor Parties, their trustees, officers, employees, contractors, agents and affiliates. The term "Liabilities" means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term "Indemnification Event" means any Claim against one or more Indemnified Parties arising out of or resulting from: (a) the development, testing, use, manufacture,

promotion, sale or other disposition of any Patent Rights, or Licensed Products by Cytocom, its Affiliates, sublicensees, assignees or vendors or third parties, including, but not limited to, (x) any product liability or other Claim of any kind related to use by a third party of a Licensed Product, (y) any Claim by a third party that the practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for Licensed Products; (b) any material breach of this Agreement by Cytocom or its Affiliates or sublicensees; (c) the enforcement of this Section 11 by any Indemnified Party, (d) arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products or arising from any obligation of Cytocom hereunder. The term "Claim" means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

11.2 Reimbursement of Costs. Cytocom will pay directly all Liabilities incurred for defense or negotiation of any Claim or will reimburse the Licensor Parties for all documented Liabilities incident to the defense or negotiation of any Claim within Thirty (30) days after Cytocom's receipt of invoices for such fees, expenses and charges.

11.3 Control of Litigation. Cytocom controls any litigation or potential litigation involving the defense of any Claim, including the selection of counsel, with input from the Licensor Parties. The Licensor Parties reserve the right to protect their interest in defending against any Claim by selecting their own counsel. If such separate representation is based on the Licensor Parties' reasonable determination that Cytocom cannot adequately defend the Licensor Parties' interests, or if the interests of the Indemnified Party and Cytocom with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principals, then any attorneys' fees and litigation expenses incurred by the Licensor Parties for such separate representation will be paid for by Cytocom, pursuant to Sections 11.1 and 11.2.

11.4 Other Provisions. Cytocom will not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on the Licensor Parties or grants any rights to the Patent Rights or the Licensed Products without the Licensor Parties 's prior written consent, which shall not be unreasonably withheld. If Cytocom fails or declines to assume the defense of any Claim within Thirty (30) days after notice of the Claim, or fails to reimburse an Indemnified Party for any Liabilities pursuant to Sections 11.1 and 11.2 within the Thirty (30) day time period set forth in Section 11.2, then the Licensor Parties may assume the defense of such Claim for the account and at the risk of Cytocom, and any Liabilities related to such Claim will be conclusively deemed a liability of Cytocom. The indemnification rights of the Indemnified Parties under this Section 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

11.5 The Pennsylvania State University (the "University"), Penn State Research Foundation ("PSRF"), the Licensor Parties' respective directors, officers, employees, affiliates and students (the "Protected Parties") are to be third party beneficiaries of this Agreement and of each sublicense. The Protected Parties are and will be at all times during the Term of this Agreement and thereafter indemnified, defended and held harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease

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consumption, or advertisement of any product incorporating the "invention" (described in PSU Inv. Disc. No 2005-3037) or which falls within the claims of any issued or pending patent of the subject invention, or arising from any obligation thereof.

12. INSURANCE

12.1 Coverage. Cytocom will procure and maintain insurance policies for the following coverage in amounts that meet the PSRF Requirements at all time set forth in the attached **Exhibit H** with respect to personal injury, bodily injury and property damage arising out of Cytocom's performance under this Agreement: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of Two Million Dollars ($2,000,000.00) combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of Three Million Dollars ($3,000,000.00) combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of Two Million Dollars ($2,000,000.00) combined single limit per occurrence and in the aggregate. The Licensor Parties may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.1, and the Licensor Parties reserve the right to require Cytocom to adjust the limits accordingly. Any requested increase in coverage by the Licensor Parties shall be based upon a reasonable determination by the Licensor Parties of reasonable and customary levels of coverage, taking into account factors that will include, but not be limited to, the size of the market, the FDA established safety profile of the product and insurance separately maintained by the manufacturer. The required minimum amounts of insurance do not constitute a limitation on Cytocom's liability or indemnification obligations to the Licensor Parties under this Agreement.

12.2 Other Requirements.

12.2.1 The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of "A" or better and will name the Licensor Parties as additional insured parties with respect to Cytocom's performance under this Agreement. Cytocom will provide the Licensor Parties with insurance certificates evidencing the required coverage within Ninety (90) days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify the Licensor Parties in writing at least Thirty (30) days prior to the cancellation or material change in coverage.

12.2.2 Prior to the first commercial sale of any product incorporating said invention (as defined in Section 11.5), full force and effect commercial, general liability insurance which shall protect the Protected Parties (as defined in Section 11.5) shall be obtained. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Pennsylvania, shall list PSRF and The University as an additional insured thereunder, shall include product liability coverage and shall require Thirty (30) days written notice to be given to PSRF prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000.00) per occurrence with an aggregate of Two Million Dollars ($2,000,000.00) for personal injury or death, and One Million Dollars ($1,000,000.00) per occurrence with an aggregate of Two Million Dollars ($2,000,000.00) for property damage.

13. EXPORT CONTROL

Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

13.1 Cytocom acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities. The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Cytocom that Cytocom shall not export data or commodities to certain foreign countries without prior approval of such agency. The Licensor Parties neither represent that a license shall not be required nor that, if required, it shall be issued, and all costs thereof shall be borne by Cytocom.

14. ADDITIONAL PROVISIONS

14.1 Company's Guaranty. The obligations of Cytocom to the Licensor Parties pursuant to this Agreement shall be guaranteed by TNI in accordance with the guaranty set forth in **Exhibit I** attached hereto (the "Guaranty"). In the event of a default by Cytocom of any of its representations, warranties, duties and obligations under this Agreement, TNI absolutely and unconditionally guarantees and promises to pay directly to the Licensor Parties on behalf of Cytocom in lawful money of the United States of America the amount that Cytocom owes or will otherwise owe the Licensor Parties in connection with such payment default.

14.2 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

14.3 No Discrimination. Neither the Licensor Parties nor Cytocom will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

14.4 Compliance with Laws. Cytocom must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Cytocom will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Cytocom that Cytocom will not export data or commodities to certain foreign countries without prior approval of the agency. The Licensor Parties do not represent that no license is required, or that, if required, the license will issue.

14.5 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

14.6 Assignment & Hypothecation. This Agreement is binding upon the parties and their respective heirs, successors, assigns, and personal representatives. Cytocom may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of the Licensor Parties. Any prohibited assignment or security interest will be null and void.

14.7 Notices. Any notice or other required communication (each, a "Notice") must be in writing, addressed to the party's respective "Notice Address" listed on the signature page, and delivered:

JPS	MR	CP	
Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

(a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, Five (5) days after deposit in the United States mail; if sent via courier, One (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

14.8 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties' original intent.

14.9 Headings & Counterparts. The headings of the sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

14.10 Governing Law. This Agreement will be governed in accordance with the laws of the state of New York, without giving effect to the conflict of law provisions of any jurisdiction.

14.11 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in New York with respect to all disputes arising under this Agreement.

14.12 Product Marking. Cytocom agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

14.13 Non-Refundable Payments. All amounts paid to the Licensor Parties by Cytocom under this Agreement shall be nonrefundable.

14.14 Entire Agreement. This Agreement, including the appendices, exhibits and schedules hereto which are incorporated herein by reference, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior discussions, representations, negotiations and agreements, oral or written, between the parties, including without limitation, the Original License Agreement.

NEXT PAGE IS SIGNATURE PAGE

JPS	MR	CP	
Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

IN WITNESS WHEREOF, the parties have arranged to have this Agreement signed and executed by their respective authorized representatives as of the date and year set forth above in the preamble of this Agreement.

Dr. Jill P. Smith

Jill P. Smith, MD (Sep 24, 2014)

Individually

LDN Research Group LLC

By: Moshe Rogosnitzky (Sep 2014)

Moshe Rogosnitzky, its Manager

Required copy to:
Greenberg Traurig, P.A.
Metlife Building, 200 Park Avenue
New York, NY 10166

TNI BioTech, Inc.

By:

Noreen Griffin, its CEO

Cytocom Inc.

By: Christopher Pearce (Sep 30, 2014)

Graham Burton, its CEO

JP | MR | CP |
Jill P. Smith M.D. | LDN Research Group LLC | Cytocom, Inc. | TNI BioTech, Inc.

APPENDICES INDEX

Appendix A	Additional Terms, Conditions and Provisions
Appendix B	Corporate minutes, capitalization table and articles of incorporation of Cytocom.

EXHIBIT INDEX

Exhibit A	Patent Applications in Patent Rights
Exhibit B	Petition for Assignment of Patent Rights to Inventor
Exhibit C	Form of Sub-License
Exhibit D	Reserved
Exhibit E	Licensor Parties' The Licensor Partnership Ratio (Cash / Shares)
Exhibit F	Format of Royalty Report
Exhibit G	Confidentiality Agreement
Exhibit H	Insurance
Exhibit I	TNI Guaranty

JPS JP	MR MR	CP CP	
Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

Appendix A
Additional Terms, Conditions and Provisions

Cytocom will commit the necessary funding to commercialize the License granted in Section 1.1 of the Agreement, and to develop and bring to market a product within the Field of Use (e.g., inflammatory bowel disease) based on naltrexone as the active ingredient. Development of the licensed product is a priority and Cytocom will within One Hundred Twenty (120) days file an application to start the clinical trials. Cytocom will bring the licensed product to market first, in the licensed territories of the United States and Israel, for a Crohn's disease or IBD indication, before bringing a naltrexone product to market for other indications. This does not preclude Cytocom from developing product or running trials for other indications for which Cytocom has patents or IND for.

Once Cytocom has brought to market a naltrexone product for an IBD indication, then until such time as Cytocom brings to market a naltrexone product for a non-IBD indication, Cytocom shall regard all sales, in the United States and Israel, of naltrexone products (including those sold for off-label usage) as incorporated into the "Field of Use" and royalty payments shall be due for such sales.

Once Cytocom brings to market a naltrexone product for a non-IBD indication, whether covered by a separate patent or otherwise, Cytocom shall market it under a different commercial name/brand in order to differentiate sales revenues for each respective product. Products sold for an IBD indication will maintain their exclusive product/brand names and all sales of said product/brand name will accrue royalty payments regardless of the indication sold/prescribed for.

If Cytocom uses Dr. Jill P. Smith's FDA orphan drug designation (#09-2969) for Pediatric Crohn's disease to facilitate a filing with the FDA and such designation reduces or eliminates the FDA filing fee that would apply in the absence of the orphan drug designation, then Cytocom will pay Dr. Jill P. Smith additional consideration for access and use of the orphan drug designation of Fifty-thousand dollars (US$50,000) at the time of the FDA filing in which the orphan drug designation is applicable. Cytocom will either assume responsibility for the copying of all of the documents relating to this application or will reimburse Dr. Smith for the costs associated with all of the copying.

JPS	MR	CP	
Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

EXHIBIT A - Patent Applications in Patent Rights

US007879870B2

(12) **United States Patent**
Smith et al.

(10) **Patent No.: US 7,879,870 B2**
(45) **Date of Patent: Feb. 1, 2011**

(54) **TREATMENT OF INFLAMMATORY AND ULCERATIVE DISEASES OF THE BOWEL WITH OPIOID ANTAGONISTS**

(76) Inventors: **Jill P. Smith**, 129 N. 30th St., Camp Hill, PA (US) 17011; **Ian S. Zagon**, 589 Cook Ct., Hummelstown, PA (US) 17036; **Moshe Rogosnitzky**, P. O. Box 386, Telz Stone, IL (US) 90840

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 344 days.

(21) Appl. No.: **11/735,548**

(22) Filed: **Apr. 16, 2007**

(65) **Prior Publication Data**

US 2008/0015211 A1 Jan. 17, 2008

Related U.S. Application Data

(60) Provisional application No. 60/745,119, filed on Apr. 19, 2006.

(51) **Int. Cl.**
A61K 31/485 (2006.01)

(52) **U.S. Cl.** **514/282**

(58) **Field of Classification Search** .... None
See application file for complete search history.

(56) **References Cited**

U.S. PATENT DOCUMENTS

4,987,136 A	1/1991	Kreek et al.
4,994,466 A	2/1991	Sherman et al.
5,013,739 A	5/1991	Bihari et al.
5,631,263 A	5/1997	Portoghese et al.
6,194,382 B1	2/2001	Crain et al.
6,395,705 B2	5/2002	Crain et al.
6,458,795 B1	10/2002	Bergeron, Jr.
6,664,270 B2	12/2003	Bergeron, Jr.
6,734,188 B1	5/2004	Rhodes et al.
6,737,400 B2	5/2004	Crain et al.
6,818,656 B2	11/2004	Bergeron, Jr.
7,157,462 B2	1/2007	Sun et al.
2005/0261329 A1	11/2005	Wu et al.

OTHER PUBLICATIONS

International Search Report for PCT/US2007/009228, mailed Jun. 3, 2008.
www.lowdosenaltrexone.com, as accessed on Mar. 21, 2007.
Smith et al., "Low-Dose Naltrexone Therapy Improves Active Crohn's Disease," Am. J. Gastroenterol. 102, 1-9 (2007).
Penn State College of Medicine News Release, "Penn State Research Shows Withdrawal Drug Offers Symptom Relief to Crohn's Sufferers" (May 23, 2006).
"LDN—Low Dose Naltrexone," www.digitalnaturopath.com (as accessed on Apr. 17, 2007).
"Low Dose Naltrexone: Informal Clinical Study Report, Jul. 1, 2005", www.stronadzieci.org (as accessed on Apr. 17, 2007).

Primary Examiner—Phyllis G. Spivack
(74) *Attorney, Agent, or Firm*—Laurence Weinberger

(57) **ABSTRACT**

Methods for the treatment of inflammatory and ulcerative diseases of the bowel (e.g., Crohn's disease and ulcerative colitis) with a therapeutically effective dose less than 50 mg. of opioid antagonists (e.g., naltrexone, nalmefene or naloxone) are disclosed. An embodiment of the invention includes a method of pharmaceutical treatment comprising orally administering to a human subject having Crohn's disease or ulcerative colitis a therapeutic pharmaceutical composition once per day in the evening or at bedtime, wherein the pharmaceutical composition comprises form about 3 mg to about 4.5 mg of naltrexone, nalmefene, naloxone, or a hydrochloride salt thereof in an immediate release solid dosage formulation.

20 Claims, 10 Drawing Sheets

JPS — Jill P. Smith M.D.

MR — LDN Research Group LLC

CP — Cytocom, Inc.

TNI BioTech, Inc.

16/04/2007	194734	A61K (2009.01)

PHARMACEUTICAL COMPOSITIONS CONTAINING OPIOID ANTAGONISTS

תכשיר רוקחות המכילים מגיבי התנגדות אופיוד

JILL P. SMITH

US 60/745119 19/04/2006

PCT/US/2007/009228

WO/2007/123865

JPS
Jill P. Smith M.D.

MR
LDN Research Group LLC

CP
Cytocom, Inc.

TNI BioTech, Inc.

EXHIBT B - Petition for Assignment of Patent Rights to Inventor

JPS / JPS
MR / MR
CP / CP

Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

EXHIBIT C – Form of Sub-License Agreement

JPS
Jill P. Smith M.D.

MR
LDN Research Group LLC

CP
Cytocom, Inc.

TNI BioTech, Inc.

EXHIBIT D - Reserved

EXHIBIT E - Licensor Parties' The Licensor Parties' Ratio (Cash / Shares)

CASH PAYMENTS:

(i) 0.66% to be paid to Penn State University[1];

(ii) 24.67% to be paid to Dr. Jill P. Smith; and

(iii) 74.67% to be paid to LDN.

SHARE ALLOCATION:

(i) 25% to be issued to Smith; and

(ii) 75% to be issued to LDN.

[1] Under the terms of the Petition for Assignment of Patent Rights to Inventor, PSRF is entitled to receive a One Percent (1%) royalty or other income based upon sales of any product or service covered by the patent rights protecting the invention (as defined in Section 11.5).

JPS	MR	CP	
Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

EXHIBIT F - Format of Royalty Report

JPS

Jill P. Smith M.D.

MR

LDN Research Group LLC

CP

Cytocom, Inc.

TNI BioTech, Inc.

EXHIBIT G - Confidentiality Agreement

JPS
Jill P. Smith M.D.

MR
LDN Research Group LLC

CP
Cytocom, Inc.

TNI BioTech, Inc.

EXHIBIT H – Insurance

JPS

Jill P. Smith M.D.

MR

LDN Research Group LLC

CP

Cytocom, Inc.

TNI BioTech, Inc.

EXHIBIT I – TNI Guaranty

-Appended Hereto-

Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

TNI GUARANTY

1. Capitalized terms that are not defined in this Guaranty shall have the meanings attributed to them under that certain License Agreement, of even date herewith (the "**Agreement**") by and between the Licensor Parties and Cytocom.

2. In consideration of, and as an inducement for, the execution and delivery by the Licensor Parties of that certain Agreement of even date herewith, between the Licensor Parties and Cytocom, relating to the Patent Rights referenced in the Agreement (the "**Patent Rights**"), and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, TNI BioTech, Inc. (the "**Guarantor**") does hereby, on behalf of itself and its heirs, administrators, executors, successors and assigns, unconditionally and absolutely guarantee to the Licensor Parties and their successors and assigns the full and timely payment, performance and observance of, and compliance with, all of the terms, covenants, conditions and other obligations contained in the Agreement on Cytocom's part to perform, observe or comply with (such terms, covenants, conditions and other obligations being hereinafter referred to as the "**Guaranteed Obligations**"), without requiring any notice of non-payment, non-performance, non-observance, or non-compliance, or proof, notice, or demand whereby to charge Guarantor therefor, all of which Guarantor hereby expressly waives, and Guarantor hereby further expressly covenants and agrees that neither the obligation nor the liability of Guarantor hereunder shall in any way be terminated or otherwise affected, modified or impaired by reason of the Licensor Parties' assertion against Cytocom of, or the Licensor Parties' failure to assert against Cytocom, any of the rights or remedies available to the Licensor Parties pursuant to the Agreement or allowed at law or in equity. Guarantor hereby covenants and agrees to pay the Licensor Parties, within ten (10) business days after the Licensor Parties' prior written demand therefor, any amount relating to a Guaranteed Obligation.

3. The Guaranteed Obligations and Guarantor's obligations and liabilities under this Guaranty shall include, but not be limited to, the payment of all royalties, and all foreseeable and unforeseeable damages that may arise as a foreseeable or unforeseeable consequence of any non-payment, non-performance or non-observance of, or non-compliance with, any of the terms, covenants, conditions or other obligations described in the preceding paragraph (including, without limitation, all attorneys' fees and disbursements and all litigation costs and expenses incurred or payable by the Licensor Parties or for which the Licensor Parties may be responsible or liable, or caused by any such default). In the event that any party institutes any legal suit, action or proceeding, including arbitration, against the other party, arising out of this Guaranty, the prevailing party in the suit, action or proceeding shall be entitled to recover the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees, expenses and court costs.

4. This Guaranty of the Guaranteed Obligations is an absolute and unconditional guaranty of payment and performance (and not of collection). Guarantor acknowledges that this Guaranty and Guarantor's obligations and liabilities under this Guaranty are and shall at all times continue to be absolute and unconditional in all respects and shall be the separate and independent undertaking of Guarantor without regard to the genuineness, validity, legality or enforceability of the Agreement, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations and liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Cytocom) relating to this Guaranty or the obligations or liabilities of Guarantor hereunder or otherwise with respect to the Agreement or to Cytocom. Guarantor hereby absolutely, unconditionally and irrevocably waives any and all rights it may have to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Cytocom) relating to this Guaranty or the obligations or liabilities of

MR	CP		
Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

Guarantor under this Guaranty or otherwise with respect to the Agreement, in any action or proceeding brought by the holder hereof to enforce the obligations or liabilities of Guarantor under this Guaranty. This Guaranty sets forth the entire agreement and understanding of the Licensor Parties and Guarantor, and Guarantor acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Guaranty or with respect to the obligations or liabilities of Guarantor under this Guaranty.

5. Guarantor hereby covenants and agrees to and with the Licensor Parties and their respective successors and assigns, that Guarantor may be joined in any action by or against Cytocom in connection with the Agreement, and that recovery may be had against Guarantor in such action or in any independent action against Guarantor without the Licensor Parties or their respective successors or assigns first pursuing or exhausting any remedy or claim against Cytocom or its heirs, executors, administrators, successors or assigns or any other remedy or claim under any other security for, or guaranty of, the Guaranteed Obligations. Guarantor also agrees that, in any jurisdiction, it will be conclusively bound by the judgment in any such action by or against Cytocom (wherever brought) as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action.

6. This Guaranty shall be a continuing guaranty, and shall survive the Expiration Date (as defined in the Agreement) or the sooner termination of the Agreement for a period of two (2) years with respect to all other Guaranteed Obligations. Guarantor further covenants and agrees that this Guaranty shall not be affected or impaired by, and shall remain and continue in full force and effect as to, any renewal, amendment, modification or extension of the Agreement and as to any assignment of the Agreement or any interest therein, and shall cover, apply to and incorporate all of the terms, covenants, conditions and other obligations of all such renewals, amendments, modifications, extension, and assignments (without need of any notice or consent of Guarantor thereto) regardless of who holds a sublicense in and to the Patent Rights. Additionally, Guarantor further covenants and agrees that this Guaranty shall not be affected or impaired by, and shall continue in full force and effect notwithstanding (i) the enforceability of any provision of the Agreement or any such renewal, amendment, modification, extension thereof, or any assignment of the Agreement or any interest therein, or sublease of all or any portion of the Premises, (ii) any extension of time that may be granted to Cytocom or its successors or assigns, (iii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement or readjustment of, or other similar proceeding affecting the Cytocom or any of its assets or the disaffirmance, rejection or postponement in any such proceeding of any of the Guaranteed Obligations, (iv) the merger or consolidation of the Cytocom with any corporation, or the sale, divesture or other disposition of any or all of the interest of Guarantor in the Cytocom or any entity controlling, controlled by or under common control with Cytocom, (v) any modification, reduction or other limitation of the Guaranteed Obligations that may occur pursuant to any bankruptcy, insolvency, or similar proceeding affecting Cytocom, or (vi) any event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, indemnitor or surety under the laws of the State of New York, the laws of the United States or the laws of any other jurisdiction or country. Without limiting the provisions of clause (v) above, this Guaranty shall be determined, measured and calculated without taking into account any of the modifications, reductions or other limitations of the Guaranteed Obligations described in clause (v) above. Guarantor's obligations and liability under this Guaranty for the Guaranteed Obligations shall be determined as if no such modification, reduction or limitation had occurred, and accordingly, Guarantor's obligations and liabilities under this Guaranty may exceed Cytocom's obligations and liabilities under the Agreement. For purposes hereof, "**control**" shall have the meaning given in the Agreement.

7. All of the Licensor Parties' rights and remedies under the Agreement and/or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein

JPS	MR	CP	
Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

mentioned, whether exercised by the Licensor Parties or not, is intended to be in exclusion or a waiver of any of the others. This Guaranty cannot be modified, waived or terminated unless such modification, waiver or termination is in writing, signed by The Licensor Parties and Guarantor.

8. No payment by Guarantor pursuant to any provision hereof shall entitle Guarantor, by subrogation or otherwise, to the rights of the Licensor Parties to any payment by Cytocom or out of the property of Cytocom, and Guarantor hereby waives such subrogation, except after payment in full of all sums owing by Cytocom to the Licensor Parties under the Agreement.

9. Guarantor agrees that it will, at any time and from time to time, within twenty (20) days after the Licensor Parties' prior written request therefor, execute, acknowledge and deliver to the Licensor Parties a statement certifying (a) that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that this Guaranty is in full force and effect as modified and stating such modifications), (b) whether or not there are any existing claims, counterclaims, set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions of this Guaranty, and (c) such other information as the Licensor Parties reasonably requests, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the Licensor Parties may be dealing and the Licensor Parties' respective successors and/or assigns. The foregoing shall not limit any other rights and remedies available to The Licensor Parties for breach of this Section 9.

10.

(a) This Guaranty shall be deemed to be an agreement entered into pursuant to the laws of the state of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the state of New York that are applicable to agreements made and to be performed in that state, without giving effect to the principles of conflict of laws except Section 5-1401 of the New York general obligations law.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR AND CYTOCOM HEREBY IRREVOCABLY WAIVE ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY, THE AGREEMENT OR ANY OTHER MATTER ARISING HEREUNDER OR THEREUNDER.

11. All actions and proceedings with respect to this Guaranty, the Agreement or any other matter arising hereunder or thereunder, and all actions for enforcement of any judgment in respect of this Guaranty, the Agreement or any other matter arising hereunder or thereunder may be brought in the courts of the State of New York sitting in the City and County of New York, New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, Guarantor and Cytocom hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Guarantor hereby irrevocably designates and appoints Corporate Creations Network Inc. (the "**Guarantor Agent**"), having an address located at 3411 Silverside Road, Rodney Building #104, New Castle, DE 19810, as Guarantor's authorized agent to accept and acknowledge on Guarantor's behalf service of any and all process which may be served in any action or proceeding of the nature referred to in this Guaranty in any state court of New York or Federal court sitting in New York. Guarantor shall execute, acknowledge, deliver and file, and shall cause Guarantor Agent to execute, acknowledge, deliver and file, all such further instruments as may be necessary under the laws of New York in order to make effective the appointment of the Guarantor Agent as agent for service of process in New York. Guarantor and Cytocom irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Guarantor Agent and

MR CP

Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

Cytocom at their addresses set forth in this Guaranty or in the Agreement. If service is made by registered or certified mail, then service shall be deemed made ten (10) business days after same is so mailed. Guarantor and Cytocom hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty, the Agreement or any other matter arising hereunder or thereunder brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this Section 11 shall not preclude The Licensor Parties from commencing and maintaining any suit or action against Guarantor in any other appropriate court, forum or tribunal or from serving process upon Guarantor in any other lawful manner.

12. Guarantor represents and warrants to The Licensor Parties as follows:

(a) Guarantor is not in material default under the terms, covenants or conditions of any agreement to which it is a party or by which it is bound, such as would materially and adversely affect its ability to carry out the terms, covenants and conditions of this Guaranty.

(b) Guarantor has the full power, authority and legal right to execute and deliver, and to perform and observe the provisions of, this Guaranty, including the payment of all moneys hereunder, and any and all financial statements and other financial information (oral or written) which Guarantor has supplied, or caused to be supplied, to the Licensor Parties is complete, true and accurate as of the date supplied. This Guaranty constitutes the legal, valid and binding obligation of Guarantor and is enforceable in accordance with its terms. Guarantor represents and warrants to the Licensor Parties that Guarantor has not relied upon any representation or warranty, express or implied, in entering into this Guaranty.

(c) Guarantor is not in violation of any decree, ruling, judgment, order or injunction applicable to it, or any law, ordinance, rule or regulation of whatever nature which taken alone or in the aggregate, would materially and adversely affect its ability to carry out any of the terms, covenants and conditions of this Guaranty. There are no actions, proceedings or investigations pending or threatened in writing against or affecting Guarantor (or any basis therefor known to Guarantor) before or by any court, arbitrator, administrative agency or other governmental authority or entity, which, taken alone or in the aggregate, if adversely decided, would materially and adversely affect its ability to carry out any of the terms, covenants and conditions of this Guaranty.

(d) No authorization, approval, consent or permission (governmental or otherwise) of any court, agency, commission or other authority or entity is required for the due execution, delivery, performance or observance by Guarantor of this Guaranty or for the payment of any sums hereunder. Guarantor agrees that if any such authorization, approval, consent, filing or permission shall be required in the future in order to permit or effect performance of the obligations of Guarantor under this Guaranty, Guarantor shall promptly inform the Licensor Parties or any of its successors or assigns and shall obtain such authorization, approval, consent, filing or permission.

(e) Neither the execution or delivery of this Guaranty, nor the consummation of the transactions herein contemplated, nor the observance, performance or compliance with the terms, covenants or conditions hereof, conflict or will conflict with, or result in a breach of, any of the terms, conditions or provisions of any law, order, writ, injunction or decree of any court or governmental authority, or of any agreement or instrument to which Guarantor is a party or by which they are bound, or constitutes or will constitute a default thereunder.

(f) Guarantor is not entitled to immunity from judicial proceedings and agrees that, if the Licensor Parties or any of their respective successors or assigns brings any suit, action or proceeding in

JPS MR CP

Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

New York or any other jurisdiction to enforce any obligation or liability of Guarantor arising, directly or indirectly, out of or relating to this Guaranty, no immunity from such suit, action or proceeding will be claimed by or on behalf of Guarantor.

(g) Guarantor has read the Agreement and is fully familiar with its contents.

(h) This Guaranty shall be binding upon and inure to the benefit of the Licensor Parties and Guarantor and their respective heirs, executors, administrators, legal representatives, successors and assigns.

13. It is a condition of the granting, execution and delivery of the Agreement that Guarantor executes and delivers this Guaranty, and Guarantor deems the granting, execution and delivery of the Agreement to be in Guarantor's best interests and Guarantor expects to derive substantial benefit therefrom.

14. If any provision of this Guaranty or the application thereof to any person or circumstance shall to any extent be held void, unenforceable or invalid, then the remainder of this Guaranty or the application of such provision to persons or circumstances other than those as to which it is held void, unenforceable or invalid shall not be affected thereby, and each provision of this Guaranty shall be valid and enforced to the fullest extent permitted by law. This Guaranty shall be construed without regard to any presumption or other rule requiring construction against the party causing this Guaranty to be drafted. In the event of any action, suit, arbitration, dispute or proceeding affecting the terms of this Guaranty, no weight shall be given to any deletions or striking out of any of the terms of this Guaranty contained in any draft of this Guaranty and no such deletion or strike out shall be entered into evidence in any such action, suit, arbitration, dispute or proceeding nor given any weight therein.

15. Notwithstanding the satisfaction by Guarantor of any liability hereunder, Guarantor expressly waives any rights to enforce any remedy which the Licensor Parties may have against Cytocom, any rights to participate in any security for the obligations of Cytocom under the Agreement and any rights of indemnity, reimbursement, contribution or subrogation which Guarantor may have against Cytocom with respect to the Agreement or this Guaranty. In addition to and without in any way limiting the foregoing, during the occurrence of an event of default under the Agreement, Guarantor hereby subordinates any and all indebtedness of Cytocom to Guarantor now or hereafter owed to Guarantor to all indebtedness of Cytocom now or hereafter owed to the Licensor Parties and agrees with the Licensor Parties that, so long as any amount due to the Licensor Parties in connection with the Agreement remains unpaid (the "**Indebtedness**"), Guarantor will not seek, accept, or retain for its own account, any payment from Cytocom on account of such subordinated debt during an event of default. Any payments to Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for the Licensor Parties and shall be paid over to the Licensor Parties on account of the Indebtedness without impairing or releasing the obligations of such Guarantor hereunder.

16. Guarantor hereby covenants and agrees that it will not at any time institute against Cytocom, or join in any institution against Cytocom of, any bankruptcy proceedings under any United States Federal or state bankruptcy or similar law. In addition, for so long as the Indebtedness remains outstanding, Guarantor (a) waives and releases any claim (within the meaning of 11 U.S.C. § 101) which Guarantor may have against Cytocom arising from a payment made by Guarantor under this Guaranty, and (b) agrees not to assert or take advantage of any subrogation rights of Guarantor or any right of Guarantor to proceed against Cytocom for reimbursement. It is expressly understood that the waivers and agreements of Guarantor set forth in this Section 16 constitute additional and cumulative benefits given to the Licensor Parties for its security and as an inducement to the Licensor Parties to enter into the Agreement with Cytocom.

JPS	MR	CP	
Jill P. Smith M.D.	LDN Research Group LLC	Cytocom, Inc.	TNI BioTech, Inc.

17. Provided that service of process is effected upon Guarantor in a manner permitted by law or as otherwise permitted herein, Guarantor agrees that final judgment in any action or proceeding with respect to, or for enforcement of, this Guaranty, the Agreement or any other matter arising hereunder or thereunder (a certified copy of which shall be conclusive evidence of the fact and amount of any indebtedness) from which it has not appealed or may not appeal or further appeal in any suit, action or proceeding brought in a court of competent jurisdiction, or any award of an arbitral tribunal, as the case may be, shall be conclusive and binding upon it and may, so far as is permitted under the applicable law, be enforced in the courts of any state or any Federal court and in any other courts in a jurisdiction of which it or any of its assets are subject (including courts in Spain or other foreign jurisdictions), by a suit upon such judgment or arbitration award and that it will not assert any defense, counterclaim or set off in any such suit upon such judgment or arbitration award.

18. This Guaranty may be executed in two or more counterpart copies (which counterpart copies may be executed by facsimile or electronic mail), all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Guaranty.

JPS | MR | CP |

Jill P. Smith M.D. | LDN Research Group LLC | Cytocom, Inc. | TNI BioTech, Inc.